EXHIBIT 21 - LIST OF SUBSIDIARIES

Wainoco Resources Inc. (incorporated in Delaware),
a subsidiary of Frontier Oil Corporation
Wainoco Oil & Gas Company (incorporated in Delaware),
a subsidiary of Wainoco Resources Inc.
Frontier Holdings Inc. (incorporated in Delaware),
a subsidiary of Frontier Oil Corporation
Frontier Refining & Marketing Inc. (incorporated in Delaware), a subsidiary of Frontier Holdings Inc.
Frontier Refining Inc. (incorporated in Delaware),
a subsidiary of Frontier Refining & Marketing Inc.
Frontier Pipeline Inc. (incorporated in Delaware),
a subsidiary of Frontier Refining & Marketing Inc.
Frontier El Dorado Refining Company (incorporated in Delaware), a subsidiary of Frontier Refining & Marketing Inc.
Frontier Oil and Refining Company (incorporated in Delaware), a subsidiary of Frontier Refining & Marketing Inc.
Ethanol Management Corporation (incorporated in Colorado),
a subsidiary of Frontier Oil and Refining Company